Exhibit 10.94

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956 Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated: 20 September, 2018

Gladiator Shipping Co., with register address of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Republic of the Marshall Islands, hereinafter called the "Sellers", have agreed to sell, and
Xiang B8 HK International Ship Lease Co., Limited, with register address of 18/F., 20 Pedder Street, Central, Hong Kong hereinafter called the "Buyers", have agreed to buy:

Name of vessel: Gladiatorship

IMO Number: 9431513

Classification Society: Lloyd's Register

Class Notation: +100A1, BULK CARRIER, CSR, BC-A, GRAB [20], Hold Nos: 2, & 4 May Be Empty. ShipRight ACS (B), ESP, *IWS, LI, +LMC, UMS

Year of Build: 2010      Builder/Yard: Jinling Shipyard, Nanjing, P.R. China

Flag: Bahamas	Place of Registration: Nassau	GT/NT: 33,044/19,231

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

"Banking Days" are days on which banks are open in each of China, Hong Kong, Greece, Singapore, the United Kingdom, the Buyers' Nominated Flag State and the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
(Documentation) ~~and (add additional jurisdictions as appropriate)~~.

"Buyers' Nominated Flag State" means the Bahamas.

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Deposit" shall have the meaning given in Clause 2 (Deposit).

"Deposit Holder" means
Ince & Co Hong Kong
~~Sellers' Bank,~~ which shall hold and release the Deposit in accordance with this Agreement and the Escrow Agreement.
"Escrow Agreement" means the agreement executed or to be executed between the Sellers, the Buyers and the Deposit Holder.

"Existing Charterparty" means the charterparty dated 11 May 2018 as agreed and amended  between Gladiator Shipping Co. and Dampskibsselskabet Norden A/S (the "Charterers"), attached herewith at "Appendix A".

"Novation Agreement" means the novation agreement in respect of the Existing Charterparty between the Sellers, the Charterers and the Buyers.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

"Sellers' Account" means
Beneficiary name: GLADIATOR SHIPPING CO.
Account No.: 0497 16369613
IBAN: DE72200300000016369613
Swift code: HYVEDEMM
at the Sellers' Bank.

"Sellers' Bank" means Name of the Bank :  UNICREDIT BANK AG
Address of the Bank : Neuer Wall 64, D-20354 Hamburg, Germany
Corresponding Bank: Wells Fargo Bank, NA – New York
~~:or, if left blank, the bank~~
~~notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.~~

1. Purchase Price
The Purchase Price is US$10,960,000 (United States Dollars Ten Million Ninety-Six Hundred Thousand only).

2. Deposit
As security for the correct fulfillment of this Agreement the Buyers shall lodge a deposit of 10% (ten per cent) ~~or, if left blank, 10% (ten per cent)~~, of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that: (i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or Telefax; and (ii) the Deposit Holder has confirmed in writing to the Parties that the joint/escrow account has been opened.

The Deposit shall be released in accordance with joint written instructions of the Parties as provided for under the Escrow Agreement against presentation of the Protocol of Delivery and Acceptance duly signed by Sellers and Buyers. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit, any Escrow Agent fee and any closing fee shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary  documentation to open and maintain the account without delay.

3. Payment

On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices): (For the avoidance of doubt the date of tendering such Notice of Readiness shall not be counted)
(i) the Deposit shall be released to the Sellers in accordance with the Escrow Agreement; and
(ii)
the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account against presentation of the Protocol of Delivery and Acceptance duly signed by Sellers and Buyers. Same shall be transferred by the Buyers to the Sellers' Bank via an irrevocable SWIFT MT103 and SWIFT MT199 prepositioned one (1) Banking Day prior to the scheduled delivery of the Vessel to be held on suspense account with Sellers' Bank to be released against the Protocol of Delivery and Acceptance duly signed by Sellers and Buyers.

4. Inspection
(a)*	The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in Sohar, Oman on 8th May 2018 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~(b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in   (state place/range) within (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.

5. Time and place of delivery and notices
(a) The Vessel shall be delivered free of any cargo and with all cargo holds swept clean and dry and taken over safely afloat at a safe and accessible berth or anchorage within harbor limits at/in MED/CONTINENT RANGE INCLUDING BLACK SEA.
Notice of Readiness shall not be tendered before: 27 September 2018.
Cancelling Date (see Clauses 5(c), 6(a)(ⅰ), 6(a) (ⅲ) and 14): 15 October 2018

b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with ~~Thirty (30), twenty (20)fifteen (15), ten (10),~~ seven (7) and five (5) days' approximate notice and ~~Seven (7),~~ three (3), two (2) and one (1) days' definite notice of the date the Sellers intend to tender Notice of Readiness and of the place of delivery. The Notice of Readiness for delivery shall be tendered on Banking Days only (day or night) once the vessel is ready for delivery, but not before the underwater inspection under Clause 6 below.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within two (2) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within two (2) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 96.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery this Agreement shall be null and void.

6. Divers Inspection / Drydocking
(a) *
(i)
The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest five (5) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement The Sellers shall at their cost and expense make the Vessel available for  such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers shall not tender Notice of Readiness prior to completion of the underwater inspection.

(ii)
If the rudder, propeller, bottom or other underwater parts below the deepest load line are  found broken, damaged or defective so as to affect the Vessel's class then (1) unless repairs can be carried out afloat to the satisfaction of the ClassificationSociety, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society's attendance.

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) excluding any general services and dry-docking costs, of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the  stipulated time then the quote duly obtained by the other Party shall be the sole basis for  the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

(iii)	If the Vessel is to be drydocked pursuant to Clause 6(a) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, within the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

~~(b)  *The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

(c)	If the Vessel is drydocked pursuant to Clause 6(a) (ⅱ) ~~or 6(b)~~ above:

(i)
The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification Society surveyor. If such survey is  not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of  the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class , those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**.

(ii)
The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.

(iii)	The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.

(iv)
The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

*6(a) and 6(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6(a) shall apply.

**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7. Spares, bunkers and other items
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board the Vessel or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.. The Sellers shall provide the Buyers with an inventory list of main spares onboard at the time of inspection (at least main/aux/generators/deck machinery) within three (3) days after the date of the Agreement. The Vessel will be delivered with GMDSS system suitable for world trading.

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:
- Liferafts
- Oxygen, acetylene and nitrogen cylinders
- Med Ox
- Portable gas detectors
- High speed internet and telecommunication system
- MAC performance monitoring system and Coriolis flow meter

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation.

NIL

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall purchase all bunkers and unused lubricating oils remaining on board at the time of delivery (the latter in unbroached/unopened drums or in storage tanks always without having passed through the Vessel's system). The Buyers shall pay the Sellers as follows: (a) with respect to the bunkers in accordance with the Novation Agreement (as defined in this Agreement) as agreed and signed by the Buyers; and (b) with respect to the unused lubricating oils remaining on board at the time of delivery at the Vessel's actual net price (excluding any port charges and barging expense) as evidenced by the latest supplied invoices/vouchers to be provided to the Buyers.

~~(a)*the Vessel's actual net price (excluding barging expenses) as evidenced by her last supplied invoices or vouchers; or~~

~~(b)*the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

The final quantities of any unused lubricating oils (in unbroached/unopened drums or in storage tanks always without having passed through the Vessel's system) remaining on board at the time of delivery shall be established by a joint survey by the Sellers and the Buyers' representatives on board the Vessel not earlier than 1 (one) day prior to the expected date of delivery.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b)  (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.~~

8. Documentation
The place of closing: Ince & Co. Hong Kong or as otherwise agreed by the Parties.

Documents to be mutually agreed between Buyers and Sellers and to be incorporated as an Addendum to this Agreement, but in any case failure to agree documentation shall not be a reason to invalidate the this Agreement.

9. Encumbrances
The Sellers warrant that the Vessel, at the time of delivery, is free from any charters other than the Existing Charterparty, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State of other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, fees and expenses
Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery
The Vessel with everything belonging to her shall be at the Seller's risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo, bottom clean, all cargo holds cleaned in accordance with the Novation Agreement and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities and which to be valid for a minimum period of at least six (6) months at the time of delivery . All hull and machinery continuous survey cycles shall be up to date at the time of delivery with no items due for six (6) months following the date of delivery.

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/markings
Buyers' option to keep the vessel name without change for a maximum period ending on the earlier of: (a) 180 days from the time of delivery to the Buyers or (b) by the end of the Existing Charterparty.

13. Buyers' default
Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default
Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to Validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence whether or not the Buyers cancel this Agreement.

15. Buyers' representatives
After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right, if possible, to place up to maximum two (2) representatives on board the Vessel at their sole risk and expense until the time of delivery.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and always under master's discretion, and they shall not interfere in any respect with the operation of the crew and/or the Vessel, The Buyers and the Buyers representatives shall sign the Sellers' letter of indemnity in the form of the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.

16. Law and Arbitration
(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at  Hong Kong, subject to the procedures applicable there.~~

16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.

17. Notices
All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:
For the Buyers:
Attn: Mr. Fang Xiuzhi / Ms. Catherine Gao
Email: fang_xz@bankcomm.com / gao_xue@bankcomm.com

For the Sellers:
154 Vouliagmenis Avenue,
16674 Glyfada, Athens, Greece
Tel: +30 210 89 13 507
Fax: +30 210 96 38 404
Attention: Mr. Stamatios Tsantanis
Email: snt@seanergy.gr or such other address as the Sellers may notify the Buyers

18. Entire Agreement
The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19. COMPLIANCE AND SANCTIONS
At the time of delivery, the Sellers warrant that neither they nor the Vessel has breached or is in violation of any sanctions regime imposed by the UN and/or the US and/or the EU and/or the U.K. In addition to and not withstanding the above, should the Vessel and/or Sellers appear on the OFAC/SDN list of the US Department of Treasury before delivery of the Vessel to the Buyers, then the Sellers will be in default and the present Agreement will automatically and without further action be terminated. In such circumstances, the Deposit together with interest earned (if any), shall be released to the Buyers immediately. The Sellers hereby also agree to indemnify Buyers against any and all claims, losses, damage, costs and fines whatsoever suffered by the Buyers resulting from any breach of the aforesaid warranty.

At the time of delivery, the Buyers warrant that they have not breached or are in violation of any sanctions regime imposed by the UN and/or the US and/or the EU and/or the U.K. In addition to the aforesaid, should the Buyers breach this undertaking and/or appear on the OFAC/SDN list of the US Department of Treasury before delivery of the Vessel under this Agreement, then the Buyers will be in default and Sellers shall have the option to cancel this Agreement and claim against the Buyers for any losses, damage and costs suffered by the Sellers resulting from any breach of the aforesaid warranty.

20. On delivery, the Sellers shall hand to Buyers a letter of undertaking that to the best of their knowledge (i) the Vessel under present Ownership is not blacklisted by any nation or international organization and (ii) that she has not been infested by Gypsy Moth.

21. Private & Confidential
All details of these negotiations and any eventual sale shall be kept strictly private and confidential among all parties concerned, except as otherwise may be required to be disclosed to the Parties' auditors, third parties, external counsel or accountants or by the laws or regulations applicable to either the Sellers or the Buyers respectively including but not limited to any stock exchange and/or Securities and Exchange Commission laws and regulations. Any report or publication of the sale or details of this Agreement shall not be grounds for either the Sellers or the Buyers to withdraw from this agreement.

22. Novation of the Existing Charterparty
The Buyers undertake to perform the balance of the Existing Charterparty on the terms to be agreed in the Novation Agreement.

23. This Agreement shall come into effect after both this Agreement and the Novation Agreement are duly executed by all parties thereto.

For and on behalf of the Sellers	For and on behalf of the Buyers

/s/ Stamatios Tsantanis	/s/ Gao Xue
Name: Stamatios Tsantanis	Name: Gao Xue
Title: Director	Title: Attorney-In-Fact

Appendix "A"
Existing Charterparty